                                      SCHEDULE 14A
                   Information Required in Proxy Statement

                              SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934
                                    (Amendment No. 1 )

[X ] Filed by the Registrant
[  ] Filed by a Party other than the Registrant

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to SS240.14a-11(c) or
     SS240.14a-12

                   BRAUVIN HIGH YIELD FUND L.P.
         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) of Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to
     Exchange Act Rule 14a-6(i)(3).
[X ] Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          Units of Limited Partnership Interests


     2) Aggregate number of securities to which transactions applies:

          2,627,503.23 Units of Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          Based upon the aggregate cash to be paid for the Registrant's assets ($23,198,450) which are the subject of this Schedule 14A, the Registrant is paying a filing fee of $4,639.69 (one-fiftieth of one percent of this aggregate of the cash and the value of securities (other than its own) and other property to be received by the Registrant in the subject transaction.)


     4)   Proposed maximum aggregate value of transaction:

          $23,198,450


     5)   Total fee paid:

          $4,639.69


[X ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $4,639.69


     2)   Form Schedule or Registration Statement No.:
          Schedule 14A


     3)   Filing Party:
          Brauvin High Yield Fund L.P.


     4)   Date Filed:
          May 28, 1996

                   BRAUVIN HIGH YIELD FUND L.P.
                      150 South Wacker Drive
                            Suite 3200
                     Chicago, Illinois 60606



Dear Interest Holder, Brauvin High Yield Fund L.P.:

The special meeting of the Partnership originally scheduled for September 24, 1996 has been postponed until October 9, 1996 at 1:30 p.m., local time, at the offices of the Partnership, 150 S. Wacker Drive, Chicago, IL 60610. We are pleased to report, however, that as of September 24, 1996, the date of the original meeting, the Partnership had received proxies from Interest Holders holding a majority of the Units approving the Transaction.

We are sorry to report that in connection with the transaction, two legal actions were recently filed against certain of the general partners of your Partnership and affiliates of such general partners, as well as, in one instance, against the Partnership on a nominal basis. Both of these actions attempt to block the transaction. These actions were filed by certain persons purporting to be Unit Holders. The Partnership is currently analyzing these complaints and the Partnership and/or these certain general partners and their affiliates intend to vigorously defend against such claims. On September 20, 1996 and September 23, 1996, the court in one of this case issued an order delaying the Special Meeting until October 9, 1996, as outlined above.

Please be assured that despite the uncertainty caused by these legal actions and their related costs, the Purchaser has informed the Partnership that it will continue its efforts in connection with the transaction.

As a result of the legal actions we expect that you will soon be receiving correspondence from the plaintiffs describing purported violations of law and asking you to change your vote. Because the Partnership and its Operating General Partners completely deny the allegations in the complaints we ask that you do nothing until we have had an opportunity to respond to the challenges and criticisms being raised by the plaintiffs. To do otherwise may put the entire transaction with the Purchaser in jeopardy unnecessarily.

If you have already submitted your proxy for the transaction, you need do nothing further at this time. However, you may change your vote by submitting a later dated proxy card on or before October 9th or by attending the Special Meeting and voting in person.

All questions and requests for assistance should be directed to either the Partnership at (800) 272-8846 or the Partnership's
Information Agent, The Herman Group, Inc. at (800) 992-6145.

Thank you for your continued support and patience.

September 26, 1996                      Sincerely,



                                   /s/ Jerome J. Brault
                                   Jerome J. Brault,
                                   Managing General Partner